Exhibit 10.42
TIME WARNER CABLE LETTERHEAD
Confidential
November 10, 2005
Marc Lawrence-Apfelbaum
Time Warner Cable
290 Harbor Drive
Stamford, CT 06902
Dear Marc:
In accordance with the provisions of Section 1 of the Amended and Restated Employment and Termination Agreement (the “Agreement”) dated as of June 1, 2000, between you and Time Warner Cable (the “Company”), notice is hereby given to you of the Company’s determination to extend the term of the Agreement for an additional year.
Please indicate your acceptance of the foregoing extension of the Agreement by signing the enclosed copy of this letter and returning it to the Company by December 15th. Pursuant to Section 1 of the Agreement, failure to do so will be deemed an election by you to terminate your employment without cause pursuant to Section 5(a) of the Agreement.
Very truly yours,
TIME WARNER ENTERTAINMENT COMPANY, L.P., a
subsidiary of TIME WARNER CABLE INC.

By:	/s/ Robert Marcus
Robert Marcus
Senior Executive Vice President

Accepted:

/s/ Marc Lawrence-Apfelbaum

Signature

11.17.05
Date

     Amended and Restated Employment and Termination Agreement dated as of June 1, 2000, between Time Warner Cable, a division of Time Warner Entertainment Company, L.P., a Delaware limited partnership (the “Company”), and the employee whose name appears on the last page hereof (the “Employee”). Employee and the Company (or its predecessor) previously entered into the original Employment and Termination Agreement dated as of June 29, 1989 (as amended from time to time, the “Original Agreement”).
     The Company and Employee hereby agree to amend and restate the Original Agreement in its entirety, and to continue Employee’s employment with the Company, on the following terms and conditions:
     1. Term. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereof for a term commencing on the date of this Agreement as set forth above and, subject to the following sentences of this Section, ending on December 31, 2002. Unless Employee’s employment under this Agreement is otherwise terminated in accordance with Sections 5, 6 or 7, during the period between November 1st to November 30th of 2000 and each year thereafter, the Company shall notify Employee in writing (using the form attached hereto as Exhibit A) of its determination either to extend the term of this Agreement on the same terms and conditions for an additional year, or to terminate Employee’s employment under this Agreement in accordance with Section 6(b), effective as provided in such notice. If the Company shall so notify Employee of its determination to extend the term of this Agreement and Employee accepts such extension in writing prior to December 20th of such year, then, unless Employee’s employment under this Agreement is otherwise so terminated, this Agreement shall as of the January 1st immediately thereafter have a remaining unexpired term of three calendar years. If Employee fails to accept (using such form) any such extension in writing prior to any such December 20th, Employee shall be deemed to have given written notice of termination without cause as provided in Section 5(a); such termination shall be effective 90 days after such December 20th and the provisions of Section 5(a) shall govern as to the terms of such termination. Except as provided in this Section 1 and Sections 5, 6 or 7, Employee’s employment under this Agreement may not be terminated. Sections 8 through 23 and 25 through 32 shall survive any termination of Employee’s employment under this Agreement.
     2. Duties. Employee shall serve in his or her current management position with the title indicated on the last page hereof or, subject to Section 5, in such other senior management position as the Company shall determine. Subject to the foregoing, Employee shall perform such duties as may be assigned by the Company to Employee from time to time, and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such duties.
     Employee shall perform such duties on a full time basis (subject to the Company’s written policies on vacations, illness, government service, sabbaticals, etc. applicable to employees at Employee’s level); provided, however, that Employee shall not be precluded from devoting such time to personal affairs as shall not interfere with the performance of his or her duties hereunder. In performing his or her duties hereunder, Employee shall comply with the Company’s and Time Warner Inc.’s (“TWI”) written policies on conflict of interest, service as a director of another company and other policies and procedures of the Company and TWI, including as described in TWI’s Statement of Corporate Policy and Compliance Program Manual, as may be amended or revised from time to time, copies of which, as currently in effect, Employee acknowledges having received. References in this Agreement to employees at

Employee’s level shall mean members of the Executive Group (defined as individuals with an assigned executive compensation level with eligibility for the Long Term Cash Plan and Tier I Level Stock Options, or such other substitute plans as the Company may designate from time to time).
     3. Compensation. The Company shall pay Employee an annual salary in respect of each calendar year of not less than the amount set forth on the last page hereof and an annual bonus in respect of each calendar year based on a target percentage of the annual salary paid to Employee during such calendar year of not less than the percentage set forth on the last page hereof. Subject to Section 5, Employee acknowledges that his or her actual annual bonus (the “Annual Bonus”) may vary, depending on actual performance of the Company and Employee; provided, however, that Employee shall be entitled to a minimum Annual Bonus in respect of each calendar year equal to one-half of the bonus calculated based on such target percentage (the “Target Bonus”) for such calendar year. Employee shall also be eligible to participate in any stock bonus, stock option, restricted stock, long-term incentive, deferred compensation or other executive compensation plan, whether now existing or established hereafter, to the extent employees at Employee’s level are generally deemed eligible to participate therein (collectively, the “Incentive Plans”).
     The Company shall evaluate the performance of Employee at least annually in accordance with the Company’s personnel evaluation practices, as may be in effect from time to time, and shall determine, in its sole discretion, but subject to Section 5 and the second sentence of this Section 3, the amount of any annual salary increase, the amount of any Annual Bonus, whether to increase the target percentage of Employee’s Annual Bonus, and the extent of Employee’s participation, if any, in the Incentive Plans.

     The Company shall pay or reimburse Employee, in accordance with Company policies applicable to employees at Employee’s level, for all travel, entertainment and other business expenses actually incurred or paid by Employee (while an active employee) in the performance of his or her duties hereunder, if properly substantiated and submitted.
     4. Benefits. Employee shall be eligible to participate in any pension, profit-sharing, employee stock ownership, deferred compensation, vacation, insurance, hospitalization, medical, health, disability and other employee benefit or welfare plan, program or policy whether now existing or established hereafter (collectively, the “Benefit Plans”), to the extent that employees at Employee’s level are generally deemed eligible under the general provisions thereof.
     5. Termination By Employee.
          (a) General. Except as provided in Sections 1 or 5(b) or by reason of Employee’s retirement under the terms of Section 5(c) or of any retirement plan in which employees of the Company are generally eligible to participate, Employee may not terminate his or her employment under this Agreement except upon 90 days prior written notice and only if notice of termination has not previously been given under any other Section hereof. Upon the effectiveness of such termination, Employee’s employment with the Company will terminate and Employee shall be entitled to receive (i) any earned and unpaid portion of annual salary accrued through the date of such termination, and (ii) subject to the terms thereof, all benefits which may be due to Employee under the provisions of any Benefit Plan and Incentive Plan. Employee hereby disclaims any right to receive a pro rata portion of his or her Annual Bonus with respect to the year in which such termination occurs.
          (b) Following a Change in Control.

               (i) Provided that notice of termination has not previously been given under any other Section hereof, Employee shall have the right to terminate his or her employment with the Company under this Agreement for cause upon 30 days prior written notice delivered to the Company at any time within 180 days after Employee has actual knowledge of the occurrence of any of the following events, but only if any such event occurs within three years following a Change in Control, indicating in such notice which event has occurred:
                    A. A change in the location of Employee’s office or (if the Employee’s work is located at the Company’s principal executive offices) of the Company’s principal executive offices, to a place which is more than 50 miles from the location of Employee’s office or the location of the Company’s principal executive offices, immediately prior to the occurrence of a Change in Control;
                    B. A material reduction in Employee’s decision-making, budgetary, operating, staff and other responsibilities, taken as a whole, from such responsibilities immediately prior to the occurrence of a Change in Control, or a change in the person or persons to whom Employee reported immediately prior to the occurrence of a Change in Control, to a person or persons of lesser rank, title or responsibility;
                    C. A reduction in the aggregate cash compensation (consisting of annual salary and Annual Bonus) paid or to be paid to Employee by the Company in respect of any calendar year to an amount which is more than 10% below the highest such aggregate cash compensation paid to Employee by the Company with respect to any preceding calendar year;
                    D. A reduction in the aggregate benefits granted to Employee under the Benefit Plans and Incentive Plans in any calendar year such that the aggregate value thereof to Employee is reduced by more than 10% from the highest value of the benefits granted to Employee (determined on a consistent basis) for any calendar year after 1987;
                    E. Any failure by the Company to obtain the express written assumption of the Agreement by agreement of any successor of the Company of any assignee of all or substantially all of its assets at or prior to such succession or assignment (such assumption not relieving the Company of any liability hereunder); or
                    F. Any material breach of this Agreement by the Company.
               (ii) Upon the expiration of the 30-day notice period provided in Section 5(b)(i), Employee’s employment shall be terminated and Employee shall be relieved of his or her management position with the Company and his or her duties hereunder. Upon Employee’s termination of employment with the Company under this Section 5(b), Employee shall receive:
                    (t) subject to the terms thereof, all benefits which may be due to Employee under the provisions of any Benefit Plan and Incentive Plan;
                    (u) a lump sum severance payment within 30 days following the effective date of such termination in an amount equal to three times the sum of (1) Employee’s annual salary (including for this purpose any deferred salary, if such a program has been offered by the Company) at the rate in effect as of Employee’s termination of employment or immediately prior to the Change in Control, whichever is greater, plus (2) the greater of (xx) the average of the two most recent Annual Bonuses received by Employee immediately prior to Employee’s termination of employment or immediately prior to the Change in Control, whichever is greater, and (yy) Employee’s then applicable Target Bonus amount or the

Employee’s applicable Target Bonus amount in effect immediately prior to the Change in Control, whichever is greater;
               (v) in addition to any retirement benefits to which Employee is entitled under any defined benefit pension plan, any supplemental retirement or excess benefit plan maintained by the Company, TWI or any of their respective subsidiaries or any successor plans thereto (hereinafter collectively referred to as the “Pension Plans”), a lump sum severance payment within 30 days following Employee’s termination of employment, in an amount equal to the excess of (1) over (2), where (1) equals the aggregate retirement pension to which Employee would have been entitled under the terms of the Pension Plans (without regard to any amendment to the Pension Plans made subsequent to the Change in Control and on or prior to Employee’s date of termination of employment, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined (A) as if Employee were fully vested thereunder, (B) as if Employee had continued to be employed by the Company (after any termination pursuant to this Section 5) for such additional period of time (the “Pension Period”), not exceeding three years, which would provide the maximum payment to Employee under this subparagraph (v) but in no event shall Employee be deemed to have continued to be employed by the Company after his or her normal retirement age as defined in the Time Warner Cable Pension Plan, (C) as if Employee had accumulated compensation during the Pension Period in an amount equal to the amount computed in Section 5(b)(ii)(u) and as if such compensation was paid to Employee at the time each such amount would have been paid had Employee remained an employee of the Company (as limited by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the Code”)) and (D) by taking into account any early retirement subsidies associated therewith and Employee’s actual age at the expiration of the

Pension Period and based on the assumptions provided in the Time Warner Cable Pension Plan for purposes of calculating alternative forms of benefits, as a lump sum payment commencing at age 65 or any earlier date, but in no event earlier than the expiration of the Pension Period, whichever lump sum value is greatest; and where (2) equals the aggregate vested retirement pension (taking into account any early retirement subsidies associated therewith and determined, based on the assumptions provided in the Time Warner Cable Pension Plan for purposes of calculating alternative forms of benefits as a lump sum benefit commencing at age 65 or any earlier date, but in no event earlier than the date of Employee’s termination of employment, whichever lump sum value is greatest) to which Employee is then entitled pursuant to the provisions of the Pension Plans;
               (w) in addition to any benefits to which Employee is then entitled under any defined contribution employee benefit plan maintained by the Company, TWI or any of their respective subsidiaries or any successor plan thereto (the “Savings Plan”), a lump sum payment within 30 days following Employee’s termination in an amount equal to three times Employee’s eligible compensation (as defined below) times (1) the employer’s rate of contribution as a percentage of eligible compensation to Employee’s accounts under the Savings Plan and any employer matching contribution as a percentage of eligible compensation to Employee’s account under the Savings Plan, in each case, for the calendar year immediately prior to Employee’s termination of employment or the calendar year immediately prior to the Change in Control, whichever is greater, with Employee’s eligible compensation defined as the lump sum severance payment in Section 5(b)(ii)(u) above divided by three but subject to the limitations set forth in the definition of Compensation in each Savings Plan, respectively, for each calendar year, or (2) if Employee was not eligible to participate in the Savings Plan during the calendar year immediately prior to Employee’s termination of employment and the calendar year immediately prior to the Change in Control on account of Employee’s failure to satisfy the minimum age and/or service requirements, if any, for participation in the Savings Plan, the amount which would have been contributed as employer contributions to Employee’s account under the Savings Plan, had Employee been eligible to so participate, and had Employee participated at the highest contribution rate permissible under the terms of the Savings Plan for the calendar year immediately prior to Employee’s termination of employment or the calendar year immediately prior to the Change in Control, whichever calendar year yields the greater contribution with Employee’s compensation defined as the lump sum severance payment in Section 5(b)(ii)(u) above divided by three, but subject to the limitation set forth in the definition of Compensation in each Savings Plan, respectively, for each calendar year (the total cash payments payable to Employee under these Sections 5(b)(ii)(u), (v) and (w) are hereinafter referred to as the “Severance Payment”);
               (x) for a period of three years beginning with Employee’s termination of employment, continued eligibility and enrollment (including family coverage, if any), without a premium charge therefore, in hospital, medical and dental insurance plans providing substantially equivalent benefit coverage to those plans in which Employee was enrolled immediately prior to the Change in Control unless waived in writing by Employee (or, in the event such coverage cannot be provided, substantially similar benefits); provided, however, that benefits otherwise receivable by Employee pursuant to this Section 5(b)(ii)(x) shall be reduced to the extent comparable benefits are actually received by Employee from a subsequent employer during the three-year period following Employee’s termination of employment, which comparable benefits actually received by Employee shall be reported by the Employee to the Company upon the Company’s request;
                 (y) for a period beginning with Employee’s termination of employment under this Section 5(b) (or any other Section hereof expressly referencing this provision) and ending on the earlier to occur of (1) the expiration of one year or (2) his or her commencement of full-time employment with a subsequent employer, the Company shall provide to Employee, without charge to Employee, the use of reasonable office space and reasonable office facilities as designated by the Company, together with reasonable secretarial services in each case appropriate to an employee of Employee’s position and responsibilities prior to such termination of employment; and
                 (z) reimbursement of fees and expenses incurred for financial and tax counseling services selected by Employee; provided that such reimbursement shall not exceed $10,000.
          (c) Retirement Option. Provided that, at the time of election, the Employee (x) is actively employed by the Company, (y) has reached the age of 55, and (z) has been employed by the Company as member of the Executive Group for at least five years the Employee may elect, by providing written notice to the Company in the form attached hereto as Exhibit B, the Retirement Option, as outlined below:
               (i) Within 15 days of the Employee’s exercise of the Retirement Option, the Company and the Employee will attempt to agree upon the length a “Transition Period” of between six and 12 months. The Transition Period shall commence as of the date of Employee’s written notice to the Company of Retirement Option.

                    A. If the parties are unable, within the 15-day period, to agree on the length of the Transition Period, then the Transition Period shall be for six months.
                    B. During the Transition Period, the Employee will remain actively employed, at Employee’s then-current rate of compensation, and, in addition to Employee’s other regular functions and responsibilities, will assist the Company in identifying, recruiting, and training the Employee’s replacement. The Employee will continue to be responsible for the management, direction, and performance of his/her division, operating unit or department during the Transition Period to the full extent that Employee was so responsible prior to the Transition Period.
               (ii) At the conclusion of the Transition Period, the term of employment hereunder will cease and Employee will become an advisor to the Company (the “Advisory Period”) as follows:
                    A. The Advisory Period will extend for 36 months. During the Advisory Period, the Employee will receive compensation as follows: (x) for the first 12 months, Employee’s then-current annual salary and bonus; (y) for the second 12 months, annual salary, plus 50% bonus; and (z) for the third 12 months, annual salary only. The bonus amount paid in (x) and (y) will be calculated as follows: The bonus amount paid will be the greater of Target Bonus or the average of the two most recent full year Annual Bonuses. All payments pursuant to this subsection shall be made in accordance with the Company’s ordinary timing and procedures for salary and bonus compensation.
                    B. The Employee will continue to vest in any outstanding stock options and long-term cash incentives (or any other similar plan) during the Advisory Period; however, the Employee will not be entitled to any additional awards or grants. The

Employee will also continue to be eligible to participate in any benefit plan (including medical, dental and vision care, long-term disability, and life insurance) as if he/she were actively employed during the Advisory Period. If the Employee elected premium reimbursement from the Company in lieu of full group term life insurance, the payments in effect at the end of the Transition Period will be continued until the end of the Advisory Period. If the Employee did not elect premium reimbursement from the Company, group term life insurance equal to the amount provided at the end of the Transition Period will be continued until the end of the Advisory Period.
                    C. The Employee will not be provided with office space or secretarial services by the Company during the Advisory Period. However, as soon as possible following the end of the Transition Period, the Employee will receive a lump-sum payment of $10,000, less appropriate taxes and deductions, as reimbursement for office expenses incurred during the Advisory Period. No further payments or reimbursements will be made for office space or secretarial services during the Advisory Period.
                    D. During the Advisory Period, the Employee will be eligible for reimbursement of financial and estate planning expenses, in the same amount and under the same terms as other employees at Employee’s level.
                    E. The Employee shall not be eligible for a Company-provided car or car allowance during the Advisory Period. Any Company-provided car in the possession of the Employee will be returned by Employee to the Company prior to commencement of the Advisory Period.
                    F. During the Advisory Period, the Employee will provide such advisory services concerning the business, affairs and management of the Company as may be requested by the Company’s management, but shall not be required to devote more than five days per month (up to eight hours per day), to such services. The services shall be performed at a time and place mutually convenient to both parties. The Company will reimburse the Employee for any expenses reasonably and necessarily incurred in providing such services, other than expenses of the nature set forth in Section 5(c)(ii)(C). The Company may require proof of the expenses incurred, via receipts or other appropriate documentation.
                    G. The election of this Retirement Option, including the compensation and benefits payable during the Transition Period and the Advisory Period described herein above, are in lieu of any and all benefits, compensation, and payments otherwise available under this Agreement. Employee shall have no further rights to such compensation and benefits hereunder, except as outlined in this Section 5(c), once Employee elects this Retirement Option. Employee will continue to be bound to Employee’s obligations under this Agreement, except where expressly modified herein.
                    H. If the Employee accepts other employment during the Advisory Period, (1) he/she will be terminated from payroll and will receive a lump-sum payment for the balance of the salary and bonuses payable during the Advisory Period and (2) his/her participation in all incentive, benefit and insurance plans or perquisites of the Company including Stock Option and Long Term Cash Plans, shall be determined in accordance with Company procedures and plan documents. Notwithstanding the preceding sentence, if the Employee accepts employment with any not-for-profit Entity (defined as an entity that is exempt or in the process of obtaining exemption from federal taxation under Section 50l(c)(3) of the Internal Revenue Code), then the Employee shall be entitled to remain on the payroll of the Company and receive the payments as provided above.

                    I. Unless specifically requested by the Company, the Employee will not be expected to attend any management meetings, trade shows, conferences, or other similar events or activities, and will not be reimbursed for the costs of such activities during the Advisory Period.
                    J. The Employee’s election of the Retirement Option as outlined herein shall be irrevocable.
                    K. The Employee shall, in partial consideration for the payments to be made pursuant to Employee’s election of the Retirement Option, execute and deliver to the Company a release as described in Section 6(b).
     6. Termination by Company.
          (a) For Cause. Provided that notice of termination has not previously been given under any other Section hereof, the Company shall have the right to terminate Employee’s employment for cause upon written notice to Employee at any time. In such event, Employee’s employment with the Company shall terminate immediately and Employee shall be entitled to receive (i) any earned and unpaid annual salary accrued through the date of such termination, and (ii) subject to the terms thereof, any benefits which may be due to Employee under the provisions of any Benefit Plan and Incentive Plan. Employee hereby disclaims any right to receive a pro rata portion of his or her Annual Bonus with respect to the year in which such termination occurs. For purposes hereof, “cause” shall mean that Employee (x) has materially breached this Agreement resulting in material financial loss or substantial embarrassment to the Company and, after having been given written notice thereof by the Company, Employee has failed to correct such breach within 30 days after receipt of such notice, or (y) has been convicted of, or has pleaded nolo contendere to, a felony, whether or not related to the affairs of the Company, and whether or not any right to appeal has been exercised.
          (b). Other. Provided that notice of termination has not previously been given under any other Section hereof, the Company shall have the right at any time to terminate Employee’s employment under this Agreement without cause, by giving written notice thereof to Employee.
               (i) If such notice is given to Employee within three years following the occurrence of a Change in Control, Employee shall be entitled to receive, subject to the terms thereof, all benefits which may be due to Employee under the provisions of any Benefit Plan and Incentive Plan and all other payments and benefits in the amounts and upon the terms and conditions provided in Sections 5(b)(ii)(u), (v), (w), (x), (y) and (z).
               (ii) If such notice is so given to Employee prior to the occurrence of a Change in Control, or more than three years following a Change in Control, Employee shall be entitled to receive, subject to the terms thereof, all benefits which may be due to Employee under the provisions of any Benefit Plan and Incentive Plan, and to elect, within 30 days after receiving such notice, either (A) to receive an amount equal to the payment provided in Section 5(b)(ii)(u) or (B) be placed on a leave of absence (the “Leave”) as an inactive employee of the Company for a period (as determined by Employee) of up to three years following the date notice of termination is given by the Company pursuant to this Section 6(b), in which case Employee shall be relieved of his or her management position with the Company and his or her duties hereunder, and shall continue to receive both annual salary at an annual rate equal to his or her annual rate in effect immediately prior to his or her termination of employment and Annual Bonuses in respect of each of such three calendar years (in each case payable in accordance with the regular practices of the Company), each such bonus to be in an amount equal to the greater of (xx) the average of the two most recent full year Annual Bonuses earned by the Employee immediately prior to his or her termination of employment and (yy) Employee’s then applicable Target Bonus amount; provided, however, that if Employee accepts full time employment with any other person or corporation, partnership, trust, government or other entity (“Entity”) during such three-year period or notifies the Company in writing of his or her intention to terminate his or her employment during such period, Employee shall cease to be an employee of the Company effective upon the commencement of such employment, or the effective date of such termination as specified by Employee in such notice, and shall be entitled to receive, subject to the terms thereof, all benefits due to Employee under the provisions of any Benefit Plan and Incentive Plan and a lump sum cash payment for the balance of the salary and bonuses Employee would have been entitled to receive pursuant to this Section 6(b)(ii)(B) had Employee remained on the Company’s payroll until the end of the three-year period; provided further, however, that Employee shall not be entitled to receive such lump sum cash payment if he or she accepts full-time employment with any subsidiary or Affiliate of the Company. For purposes of this Agreement, the term “Affiliate” shall mean any Entity which, directly or indirectly, controls, is controlled by, is under the control of, or is under common control with, the Company.
     For the period beginning when Employee receives such notice of termination from the Company, and ending one year thereafter, Employee will, without charge to Employee, have use of reasonable office space and facilities as designated by the Company, together with reasonable secretarial services in each case appropriate to an employee of Employee’s position and responsibilities prior to such termination of employment. Employee will continue to be eligible to participate in the Company’s Benefit Plans and to receive, subject to the terms thereof, all benefits which are received by other employees at Employee’s level thereunder; however, except as otherwise provided herein, Employee will not be entitled to any awards or grants under any Incentive Plan, and Employee shall not be entitled to a Company-provided vehicle. Employee shall return any Company provided vehicle to the Company within 30 days of the date of the Company’s Notice of Termination of Employee.
     If Employee leaves the payroll of the Company within one year after notice of termination is given to Employee under this Section 6(b), any aggregate lump sum payment due to Employee in accordance with Section 6(b)(ii)(B) shall be paid in two installments as follows: 75% of such amount shall be paid at the time Employee leaves the Company’s payroll, and the remaining 25% shall be paid to Employee on the date which is one year after such notice of termination has been given.
     In the event that Employee’s employment is terminated, then, in partial consideration for the Company’s obligation to make the payments described in this Section 6(b), Employee shall execute and deliver to the Company a Release containing language similar to the form as set forth in Exhibit C. The Company shall deliver such Release to Employee within a reasonable period of time after Employee has made the election provided for in this Section 6(b). If Employee shall fail to execute and deliver to the Company such Release with 30 days of Employee’s receipt thereof from the Company, Employee’s employment with the Company shall terminate effective at the end of such 30-day period and Employee shall receive, in lieu of the severance arrangements described in Section 6(b)(ii), a lump sum cash payment in an amount determined in accordance with the personnel policies of the Company then applicable.
     7. Death Benefit; Life Insurance; Disability. Provided that the term of employment has not been earlier terminated hereunder, upon the death of the Employee, this Agreement and all benefits hereunder shall terminate (except as otherwise provided in any benefit, savings, incentive or other plan or program of the Company), except that the Employee’s estate (or a designated beneficiary thereof) shall be entitled to receive: 1) If Company paid Life Insurance above $50,000 has been waived, Company paid Life Insurance of $50,000 (and Employee will be entitled to his/her Group Universal Life Insurance death benefit from the insurance company if any has been elected); or, 2) Company paid Life Insurance equal to three years’ of Employee’s Base Salary plus bonus compensation based on the greater of (a) the average of the regular Annual Bonus amounts (excluding the amount of any special or spot bonuses) received by the Employee from the Company for the most recent two years, times 3, or (b) the Employee’s then applicable Target Bonus amount multiplied by 3.
     Further, during the period the Employee is receiving periodic payments under Section 6(b)(ii)(B), the Employee will be provided with the Life Insurance benefit available prior to termination. If the Employee elected premium reimbursement from the Company in lieu of Company-paid group term life insurance, the payments in effect prior to the date notice of termination is given will be continued through the end of the salary continuation period. If the Employee did not elect premium reimbursement from the Company, group term life insurance equal to the amount provided prior to the date notice of termination is given will be continued through the end of the salary continuation period.
          (b) Disability. Provided that notice of termination has not previously been given under any Section hereof, if Employee becomes ill or is injured or disabled during the term of this Agreement such that Employee fails to perform all or substantially all the duties to be rendered hereunder and such failure continues for a period in excess of 26 consecutive weeks (a “Disability”), the Company may terminate the employment of Employee under this Agreement upon written notice to Employee at any time and thereupon Employee shall be entitled to receive (i) any earned and unpaid annual salary accrued through the date of such termination, (ii) subject to the terms thereof, any benefits which may be due to Employee under the provisions of any Benefit Plan and Incentive Plan, and (iii) a lump sum cash payment equal to three times Employee’s then current annual salary and then applicable Target Bonus amount.
     8. Stock Options and Other Incentive Awards. Upon Employee’s termination of employment with the Company for any reason, Employee’s rights to benefits and payments under any stock options, restricted shares or other Incentive Plans shall be determined in accordance with the terms and provisions of such Plans and any agreements under which such stock options, restricted shares or other awards were granted. Subject to the terms of such Plans, in the event of a termination of this Agreement pursuant to the terms hereof, Employee shall continue to be an employee of the Company for purposes of any stock option and restricted shares agreements and any other Incentive Plan awards until such time as Employee shall leave the payroll of the Company.
     9. Change in Control. For purposes of this Agreement, a “Change in Control” of TWI shall be deemed to have occurred in the event (i) the Board of Directors of TWI (the “Board”) (or, if approval of the Board is not required as a matter of law, the stockholders of TWI) shall approve (a) any consolidation or merger of TWI in which TWI is not the continuing or surviving corporation or pursuant to which shares of Common Stock of TWI (“Common Stock”) would be converted into cash, securities or other property (other than a merger of TWI in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, such as, for example, a merger effected solely in order to change the state of incorporation of TWI), or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of TWI’s assets, or (c) the adoption of any plan or proposal for the liquidation or dissolution of TWI, or (ii) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2), of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or Entity (other than TWI or any benefit plan sponsored by TWI or any subsidiary) (a) shall purchase any of TWI’s Common Stock (or securities convertible into TWI’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (b) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TWI representing 20% or more of the combined voting power of TWI’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire TWI’s securities), or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by TWI’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, that no such event shall be a Change in Control unless, at the time such event occurs, TWI owns, directly or indirectly, more than 50% of the voting power of the outstanding voting stock of the Company.
     10. Section 4999 Rules. In the event that Employee becomes entitled to the Severance Payment, and notwithstanding any provisions to the contrary contained in this Agreement or any other plan, arrangement or agreement including, without limitation, any stock option, restricted stock, or similar plan or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (such plans, arrangements and agreements being hereinafter referred to as the “Plans”), if any payments or benefits received or to be received by Employee in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any Plan, together with the amount, if any, by which any amount previously paid to Employee pursuant to any Plan was reduced in order to avoid the imposition of the Excise Tax (as hereinafter defined) (such amounts being hereinafter referred to as the “Parachute Payments”) would be subject to any excise tax imposed under section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), then the Company will pay to Employee, within 30 days following the effective date of Employee’s termination of employment, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the Parachute Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 10 will be equal to the Parachute Payments. For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control or Employee’s termination of employment (whether pursuant to the terms of this Agreement or any Plan) shall be treated as “Parachute Payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess Parachute Payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of counsel selected by Employee, such other payments or benefits (in whole or in part) do not constitute Parachute Payments, or such excess Parachute Payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Parachute Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Parachute Payments or (B) the amount of excess Parachute Payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of his or her termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee’s employment, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such payment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of

Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.
     The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Employee in connection with Employee’s interpretation of, or determinations under, or any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of this Section 10, whether or not initiated by Employee.
     11. Trade Secrets; Work Product, Etc. Except in connection with the performance of his or her duties hereunder, Employee hereby expressly covenants and agrees that Employee will not at any time while employed by the Company or thereafter, exploit, use, sell, publish, disclose, communicate or divulge to any person or Entity, other than the Company and its subsidiaries, either directly or indirectly, any trade secrets or confidential information, knowledge or data regarding the Company or any of its subsidiaries or Affiliates or any of their respective officers, directors or employees including, without limitation, the existence and terms of this Agreement, other than such information, knowledge or data which has been released by the Company or such subsidiaries, Affiliates or others to the public (except that with respect to the terms of this Agreement Employee may communicate such terms to Employee’s spouse and Employee’s attorneys and financial advisors). Notwithstanding the foregoing, Employee may disclose such trade secrets or confidential information, knowledge, data or terms when required to do so by a court or government agency or legislative body of competent jurisdiction, provided

Employee first notifies the Company orally and in writing as promptly as possible of such requirement so that the Company may either seek an appropriate protective order or waive compliance with the provisions of this Section, and provided further that if, in the absence of such protective order or waiver, Employee is nevertheless, in the written opinion of his or her counsel, reasonably acceptable to the Company, addressed to and delivered to the Company, otherwise required to disclose such information to any such court, government agency or legislative body or else stand liable for contempt or suffer other material penalty, Employee may disclose such information in such case without liability hereunder so long as such disclosure does not exceed that required by such court, government agency or legislative body.
     Employee hereby grants and assigns to the Company all rights (including, without limitation, any copyright or patent) in the results and proceeds of all services provided by Employee hereunder and all such services shall be subject in all respects to the supervision, control and direction of the Company. Any work in connection with such services shall be considered “work made for hire” under the Copyright Law of 1976 or any successor thereof, and the Company shall be the owner of such work as if the Company were the author of such work. Employee will execute and deliver to the Company any documents or instruments evidencing the Company’s ownership thereof as reasonably requested by the Company. The provisions of this Section are in addition to, and not in limitation of, any separate agreement regarding similar matters executed by the Employee.
     12. Non-Compete; Solicitation. Employee hereby expressly covenants and agrees that:
          (a) Employee will not at any time while employed by the Company and additionally for the Extended Period, be or become an officer, director, partner or employee of or consultant to or act in any managerial capacity with or own any equity interest in, any person or Entity (an “Affiliated Person”) which is a “Competitive Business Entity” (as such term is defined on Exhibit D hereto); provided, however, that ownership of less than 1% of the outstanding equity securities of any Entity listed on any national securities exchange or traded on the National Association of Securities Dealers Automated Quotation System shall not be prohibited hereby.
          The “Extended Period” shall mean a period of one year following (1) the date (A) Employee’s term of employment ceases under Section 5(c), or under the terms of any other retirement plan maintained by the Company or its Affiliates, (B) Employee’s employment terminates under Section 5(a), 5(b) or 6(a), or (C) notice of termination is given under Section 6(b) (each of (A), (B) and (C) being referred to herein as a “Deemed Termination”).
          (b) Employee will not at any time while employed by the Company and additionally for the Extended Period, solicit (or assist or encourage the solicitation of) any employee of the Company or any of its subsidiaries or Affiliates to work for Employee or for any person or Entity in which Employee owns or expects to own more than a 1% equity interest or for which Employee serves or expects to serve as an Affiliated Person.
          For the purposes of this Section 12(b), the phrase “solicit any employee” shall mean Employee’s contacting, or providing information to others who may be expected to contact, any employee of the Company or any of its subsidiaries or Affiliates regarding their employment status, job satisfaction, interest in seeking employment with Employee or any Affiliated Person or any related matter, but shall not include general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company or any of its subsidiaries or Affiliates.

     13. Documents; Conduct. Employee hereby expressly covenants and agrees that:
          (a) Following any Deemed Termination (as defined in Section 12(a)) or at any time upon the Company’s request, Employee will promptly return to the Company all property of the Company and its subsidiaries and Affiliates in his or her possession or control (whether maintained at his or her office, home or elsewhere), including, without limitation, all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its subsidiaries or Affiliates or their respective personnel or affairs; and
          (b) Employee will not at any time denigrate, ridicule or intentionally criticize the Company or any of its subsidiaries or Affiliates or any of their respective products, properties, employees, officers or directors, including, without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media or in any type of public forum.
     14. Breach by Employee. Employee hereby expressly covenants and agrees that the Company will suffer irreparable damage in the event any provisions of Sections 11, 12 and 13 are not performed or are otherwise breached and that the Company shall be entitled as a matter of right to an injunction or injunctions and other relief to prevent a breach or violation by Employee and to secure its enforcement of Sections 11, 12 and 13. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.
     15. Representations.
          (a) Employee represents and warrants to the Company that this Agreement is legal, valid and binding upon Employee and Employee is not a party to any agreement or understanding which would prevent the fulfillment by Employee of the terms of this Agreement. Employee has consulted with his or her legal, tax, financial and other advisors prior to execution and delivery of this Agreement.
          (b) The Company represents and warrants to Employee that this Agreement is legal, valid and binding upon the Company and the Company is not a party to any agreement or understanding which would prevent the fulfillment by the Company of the terms of this Agreement.
     16. Notice. Any notice required or permitted to be given hereunder shall be in writing (except where required to be given orally) and shall be sufficiently given if sent by registered or certified mail or delivered, in person, if to Employee at the address set forth on the last page hereof, or at such other address as Employee shall designate by written notice to the Company, and if to the Company at 290 Harbor Drive, Stamford, Connecticut 06902-6732, attention of the General Counsel or at such other address as the Company shall designate by written notice to Employee.
     17. Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any right or obligations hereunder; provided however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Company, whether by merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise.
     18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, irrespective of its conflicts of law rules, except for the By-laws referred to in Section 29, which shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     To the extent that any applicable state or Federal law, rule or regulation confers upon Employee any greater benefit or right than that set forth in this Agreement, such law, rule or regulation shall control in lieu of the provisions hereof relating to such benefit or right.
     19. Mitigation. Employee shall have no obligation to mitigate damages in the event of termination of Employee’s employment under this Agreement under Section 5(b), 6(b) or 7, and, except as specifically provided in Section 5(b)(ii)(x), any payments received by Employee hereunder shall not be offset or reduced in any way by any other earnings or payments which may be received by Employee from any source. It is acknowledged and agreed that any payment which may be made by the Company or TWI to Employee under Section 5(b), 6(b) or 7 is in the nature of severance and is not a penalty payment.
     20. Withholding. All payments required to be paid by the Company to Employee under this Agreement will be paid in accordance with the payroll practices of the Company or the terms of the Benefit and Incentive Plans, as the case may be, and will be subject to withholding taxes, social security and other payroll deductions in accordance with the Company’s policies applicable to employees at Employee’s level and the terms of the Benefit and Incentive Plans.
     21. Complete Understanding. This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between Employee, on the one hand, and the Company and its subsidiaries and Affiliates, on the other, and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.

     22. Modification; Waiver. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of both the parties hereto. No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Subject to Section 31, no policy, procedure or practice of the Company or TWI whether in effect at the time of this Agreement or thereafter shall be deemed to modify, amend or supersede any provision of this Agreement except as contemplated or provided otherwise in this Agreement.
     23. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
     24. Use of Likeness. The Company and TWI shall have the right to use Employee’s name, biography and likeness in connection with their respective businesses and that of their subsidiaries and Affiliates, but not for use as a direct endorsement.
     25. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     26. Time Warner Inc. If, prior to a Change in Control, TWI shall at any time cease to beneficially own, either directly or indirectly, more than 50% of the voting power of the outstanding voting stock of the Company, then all references in this Agreement to TWI or a Change in Control shall thereafter not apply and shall be deemed to be deleted from this Agreement, but the validity and enforceability of all other provisions of this Agreement, except as otherwise specifically provided, shall remain in full force and effect.

     27. Set-off. The Company and its subsidiaries and Affiliates shall have no right to set-off payments owed to Employee hereunder against amounts owed or claimed to be owed by Employee to the Company or its subsidiaries or Affiliates under this Agreement or otherwise.
     28. Legal Fees. In addition to any obligation the Company may have under Sections 10 and 29, the Company shall promptly pay, upon demand by Employee, a reasonable hourly attorney’s fee, all court costs, reasonable hourly fees of experts, and other reasonable costs and expenses when incurred by Employee arising after a Change in Control in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding relating to this Agreement to which Employee is or expects to become a party, whether or not initiated by Employee. Subject to any rights of Employee under Section 29, if the Company or, if the Company is not a party to such litigation or proceeding, the party opposing Employee shall prevail on the merits in respect of any such claim in respect of this Agreement in any such litigation or proceeding (but in no other case), then, after all rights of appeal have been exercised or lapsed, Employee shall promptly repay to the Company the amounts previously paid to Employee under this Section in respect of such claim, but without interest thereon. The foregoing sentence shall not apply with respect to any litigation or proceeding under Section 10.
     29. Indemnification. The Company shall indemnify Employee to no lesser extent than provided in the Company’s By-laws (the provisions of which are hereby incorporated by reference herein) in effect on the date of the original Agreement or the date of this Agreement (whichever is the greater extent of indemnification) notwithstanding any changes or amendments to such By-laws adversely affecting, limiting or reducing such indemnification.

     30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     31. Changes. The Company and its subsidiaries and Affiliates are entitled to amend, modify, terminate or otherwise change at any time or from time to time any and all Benefit Plans, Incentive Plans and policies, practices or procedures referred to in this Agreement, and all references herein to such Benefit Plans, Incentive Plans and policies, practices and procedures shall be to such as from time to time in effect except as otherwise specifically herein provided.
     32. Resolution of Disputes. Except as provided for in Section 14 above, the Company and the Employee agree that any claim, dispute, controversy or the like (collectively, the “Dispute”) arising out of or relating to this Agreement (including the Exhibits annexed hereto), including, without limitation, its validity or a breach thereof, shall be resolved by binding arbitration in accordance with the rules of the Commercial Tribunal of the American Arbitration Association (“AAA”). The Company and the Employee further agree that any Dispute relating to, arising in the context of, or being asserted for the first time after, termination of the term of employment including but not limited to any alleged violation of any local, state or federal anti-discrimination statute or ordinance, or any Dispute that Employee was subjected to discriminatory harassment in violation of any local, state or federal anti-discrimination statute, shall also be resolved by binding arbitration in accordance with the rules of the AAA. The Company and the Employee expressly waive their rights. if any, to a trial of any such Disputes by a jury.
     The Company and the Employee agree that (a) any Dispute shall be arbitrated by three neutral arbitrators who shall issue a written opinion and award, (b) the award may be vacated in the event of bias. corruption, fraud or where an arbitrator exceeds his/her powers, and (c) judgment upon the award may be entered in any court having jurisdiction thereof.
     The Employee may choose to have the arbitration hearing take place in either Stamford, Connecticut, or New York City, New York. The Company agrees that if the Employee is the prevailing party in such arbitration, the Company shall pay the arbitrators’ fees and related AAA administrative costs.
     IN WITNESS WHEREOF, Employee and the Company have caused this Agreement to be executed as of the date first above written.

TIME WARNER ENTERTAINMENT COMPANY, L.P., through its Time Warner Cable Division

By:	/s/ Joe Collins

Agreed to and accepted as of
the date first above written

/s/ Marc J. Apfelbaum
Marc Apfelbaum
Senior Vice President, General Counsel and Secretary
Annual Salary: $291,100.00
Target Annual Bonus Percentage: 50%
Address for Notices:
440 West End Avenue, #14C
New York, NY 10024

Exhibit A
(Date)
Dear (Employee)
In accordance with the provisions of Section 1 of the Amended and Restated Employment and Termination Agreement (the “Agreement”) dated as of January 1, 2000, between you and Time Warner Cable (the “Company”), notice is hereby given to you of the Company’s determination to extend the term of the Agreement for an additional year.
Please indicate your acceptance of the foregoing extension of the Agreement by signing the enclosed copy of this letter and returning it to the Company by December 20th. Pursuant to Section 1 of the Agreement, failure to do so will be deemed an election by you to terminate your employment without cause pursuant to Section 5(a) of the Agreement.
Very truly yours,
TIME WARNER CABLE, A Division of
TIME WARNER ENTERTAINMENT COMPANY, L.P.

By:

Accepted:

Signature

Date

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Exhibit B
Time Warner Cable
290 Harbor Drive
Stamford, Connecticut 06902-2266
Attention: General Counsel
Dear [Marc]:
Pursuant to Section 5(c) of my Employment Agreement, this is to advise you of my election of the Retirement Option provided therein, effective as of the date of this letter.
Pursuant to Section 5(c)(i), I suggest a Transition Period of ___ months, ending on                                         .
Sincerely yours,
[Employee]

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Exhibit C
CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE
          This Separation Agreement and Release (this “Agreement”), effective as of the date set forth in Paragraph 30 below, is made and entered into by and between Time Warner Cable (the “Company”), a division of Time Warner Entertainment Company, L.P., and                                                              (the “Employee”). The Company and Employee are from time to time referred to herein as the “parties.” By this Agreement, the parties intend to, and do hereby settle any and all differences, disputes, grievances, claims, charges and complaints, whether known or unknown, accrued or unaccrued, actual or alleged that Employee either has or arguably may have against the Company, its affiliates including, but not limited to, Time Warner Inc., and each of their respective subsidiaries or predecessors or successors thereto (hereinafter respectively “Affiliates” and “Subsidiaries”) or that the Company, its Affiliates or Subsidiaries either have or arguably may have against Employee, as discussed herein.
          In consideration of the mutual covenants, conditions and obligations set forth herein, the parties agree as follows:
          [1. Pursuant to Section 6(b)(ii)(A) of the Amended and Restated Employment and Termination Agreement, dated as of June 1, 2000, between the Company and Employee (“the Employment Agreement”), Employee shall receive a one-time lump sum payment equal to $                    .].
          [1. Pursuant to Section 6(b)(ii)(B) of the Amended and Restated Employment and Termination Agreement, dated as of June 1, 2000, between the Company and Employee (the “Employment Agreement”), Employee shall be placed on a leave of absence (the “Leave”) as an

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inactive employee of the Company for 36 months following the date of termination of the term of employment, whether or not he/she becomes disabled as provided for in Section 7(b) of the Employment Agreement. During the Leave, Employee shall receive his/her regular annual earnings of $                      less statutory deductions and other voluntary deductions (i.e., group insurance) paid biweekly through                     . Employee shall also receive an Annual Incentive Plan bonus (AIP) payment of $                      each year, less statutory deductions, for three years, payable in [month] of                      ,                      , and                      . [The Employee shall also receive a prorated payment of $                      to be paid in February of                      .] If the Employee accepts full-time employment with any other person or Entity during such Leave or notifies the Company in writing of his/her intention to terminate his/her status as an inactive employee on Leave, then the Employee will be terminated from payroll and will receive, subject to the terms thereof, all benefits due to Employee under the provision of any Benefit Plan and Incentive Plan and a lump sum payment in an amount representing the balance of the annual salary and bonuses payable during the three-year period pursuant to Section 6(b)(ii)(B) of the Employment Agreement. (Notwithstanding the preceding sentence, if the Employee accepts full-time employment with any subsidiary or Affiliate of the Company (for this purpose only, as “Affiliate” is defined in the Employment Agreement), then the periodic annual salary and bonus payments provided for in Section 6(b)(ii)(B) of the Employment Agreement shall cease, and the Employee shall not be entitled to any such lump sum payment.) If the Employee leaves payroll within one year after separation from the Company, any lump-sum payment will be paid in two installments. At the time the Employee leaves payroll, 75% will be paid; the remaining 25% will be paid on the first anniversary date of the notice of termination. By signing this agreement

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Employee acknowledges his obligation to inform the Company of the date the new position will commence immediately after accepting other employment.
          2. The parties agree that Employee’s Time Warner stock options granted under the Time Warner Stock Option Plan (the “Option Plan”) will continue to vest during the period the Employee remains on payroll.
          3. The parties agree that the Employee’s rights under the Time Warner Cable Long Term Cash Plan shall be determined by the provisions of the Plan as in effect on the date of this Agreement. If active employees receive payments for any cycles of this Plan for which the Employee received a grant, the Employee will be eligible to receive a payment at the end of each cycle. Any such payments will be prorated based on the date the Employee terminates from payroll. The Employee received grants under the                     ,                     , and                      Long Term Cash Plans.
          4. The parties agree that the Employee’s pension rights and rights in the Time Warner Cable Savings Plan shall be determined by the provisions of the Time Warner Cable Pension Plan and Savings Plan, respectively, as in effect on the date of this Agreement (collectively, the “Pension and Savings Plans”). Further, the parties agree that full distribution of the Employee account balances held in the Time Warner Cable Savings Plan may occur following termination of the Employee from payroll, upon Employee’s request.
          5. The parties agree that the Employee will be provided with coverage under the Company’s group insurance plans at the employee contribution rate as long as the Employee remains on payroll. The Employee will be subject to any increases in employee contributions and any changes in the group insurance benefit package which occur during the salary continuation period. Following termination of group insurance benefits, the Employee may continue medical,

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dental, and vision coverage for up to eighteen (18) months by following the applicable COBRA procedures and paying the full monthly premium.
          6. The parties agree that the Employee will be provided with the life insurance benefits and, if elected, premium reimbursements as specified under his/her Employment Agreement as long as the Employee remains on payroll.
          7. Based on the Company’s payroll records as of                      and the termination date of                     , Employee’s unused vacation balance is ___ hours. Assuming payroll records are current, this would result in a vacation payout of ___. The parties agree the vacation balance will be verified prior to payout.
          8. Under the Employment Agreement, the Employee is entitled to reasonable office space and facilities as designated by the Company, together with reasonable secretarial services, at no cost to the Employee for the one year period following the date of termination of active employment (insert date).
          9. The parties agree that the Employee will be eligible for reimbursement of financial counseling expenses during the period he remains on payroll, provided active employees at his level receive these benefits. Financial counseling expense reimbursement will be limited to the amounts available to active employees at the Employee’s level.
          10. Employee does hereby release and forever discharge the Company and its Affiliates and Subsidiaries and each of their respective officers, shareholders, subsidiaries, agents, successors, predecessors, assigns, and employees and their respective agents, heirs, executors, administrators, estates, beneficiaries and representatives, of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorneys’ fees, expenses, or other compensation, that in any way relate to or arise out of Employee’s

6

employment with the Company and/or its Affiliates and Subsidiaries or the termination of such employment which Employee may now or hereafter have, under any federal, state or local law, regulation or order (including without limitation, under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, through and including the date of this Agreement), or otherwise. This release shall not apply to any act of fraud or criminal conduct by the Company, its Affiliates or Subsidiaries, of which Employee is not aware as of the date of this Agreement, nor to any act of non-compliance with terms of this Agreement by the Company.
          11. The Company, its Affiliates and Subsidiaries, do hereby release and forever discharge Employee, his/her agents, heirs, executors, administrators, estate, beneficiaries and representatives, of and from any and all actions, causes of action, claims or demands for general, special, and punitive damages, attorneys’ fees, expenses, and other compensation, that in any way relate to or arise out of the Company’s employment of Employee or the termination of such employment which the Company, its Affiliates or Subsidiaries may now or hereafter have, under any federal, state, or local law, regulation, or order, as amended, or otherwise, through and including the date of this Agreement. This release shall not apply to any act of fraud or criminal conduct by Employee of which the Company, its Affiliates or Subsidiaries are not aware as of the date of this Agreement, nor to any act of non-compliance with terms of this Agreement by Employee.
          12. Employee agrees that this Agreement shall terminate upon his/her death, and thereupon the Company shall not have any obligations hereunder, except that Employee’s estate or beneficiaries shall be entitled to all unpaid compensation payable to Employee hereunder and to all other benefits which may be due to Employee and Employee’s estate or

7

beneficiaries at the time under the general provisions of any employee benefit plan of the Company in which Employee is then a participant.
          13. Employee hereby expressly covenants and agrees that Employee will not at any time exploit, use, sell, publish, disclose, communicate or divulge to any person or Entity, other than the Company and its Subsidiaries or Affiliates, either directly or indirectly, any trade secrets or confidential information, knowledge or data regarding the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors or employees including, without limitation, the existence and terms of this Agreement, other than such information, knowledge or data which has been released by the Company or such Subsidiaries, Affiliates or others to the public (except as permitted in Paragraph 20 below and Section 11 of the Employment Agreement).
          14. Employee hereby grants and assigns to the Company all rights (including, without limitation, any copyright or patent) in the results and proceeds of all services provided by Employee. Any work in connection with such services shall be considered “work made for hire” under the Copyright law of 1976 or any successor thereto, and the Company shall be the owner of such work as if the Company were the author of such work. Employee will execute and deliver to the Company any documents or instruments evidencing the Company’s ownership thereof as reasonably requested by the Company. The provisions of this Paragraph are in addition to, and not in limitation of, any separate agreement regarding similar matters executed by the Employee.
          15. Employee hereby expressly covenants and agrees that:
               (a) Employee shall not for a period of one year following ___, be or become an officer, director, partner or employee of or consultant to or act in any

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managerial capacity with or own any equity interest in, any Entity (an “Affiliated Person”) which is a “Competitive Business Entity” (as such term is defined on Exhibit A hereto), provided, however, that ownership of less than one percent of the outstanding equity securities of any Entity listed on any national securities exchange or traded on the National Association of Securities Dealers Automated Quotation System shall not be prohibited hereby.
               (b) Employee will not at any time for a period of one year following                      solicit (or assist or encourage the solicitation of) any employee of the Company or any of its Subsidiaries or Affiliates to work for Employee or for any person or Entity in which Employee owns or expects to own more than a one percent equity interest or for which Employee serves or expects to serve as an Affiliated Person.
     For the purpose of this Paragraph 15(b), the term “solicit any employee” shall mean Employee’s contacting, or providing information to others who may be expected to contact, any employee of the Company or any of its Subsidiaries or Affiliates regarding their employment status, job satisfaction, interest in seeking employment with Employee or any Affiliated Person or any related matter, but shall not include general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or an evaluation of an employee of the Company or any of its Subsidiaries or Affiliates.
          16. Documents; Conduct. (a) Employee certifies that he has returned to the Company all property of the Company and its Subsidiaries and Affiliates in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its Subsidiaries or Affiliates or their respective personnel or affairs.

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     (b) Employee expressly covenants and agrees that Employee will not at any time denigrate, ridicule or intentionally criticize the Company or any of its Subsidiaries or Affiliates or any of their respective products, properties, employees, officers or directors, including, without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media or in any type of public forum.
          17. Employee agrees that, if called upon to do so by the Company, he/she shall truthfully testify in Court or before an administrative agency concerning matters or disputes which arose or were pending during his/her tenure with the Company. Employee further agrees to make himself/herself available, upon reasonable notice and at reasonable times, to be interviewed and to cooperate, at the request of the Company, or its counsel, in connection with any litigation, proceeding, inquiry or investigation to which the Company is or may become involved. The Company agrees that if it should call upon Employee to so testify or to be interviewed or cooperate, the Company shall reimburse Employee for expenses reasonably and necessarily incurred by Employee for testifying, being interviewed or cooperating, excluding costs and fees of any attorney whom Employee may wish to retain to represent him/her. Further, in the event Employee is called upon to testify, be interviewed or cooperate, the Company shall make available to Employee all books, documents and other discoverable items necessary for him/her to give complete and truthful testimony.
          18. Employee agrees that he/she will not voluntarily assist or encourage other persons to file complaints or claims of any kind against the Company. To that end, Employee agrees not to commence, prosecute or participate in (except as required by law) any action or proceeding of any kind against the Company and agrees not to assist, encourage, or provide

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support for, directly or indirectly, to any other person in connection with any action or proceeding of any kind against the Company, except as required by law.
          19. Employee agrees that he/she will not make any disclosure of any of the facts or circumstances giving rise to any allegations he/she has made regarding the Company or any of its employees, regarding any policies or practices of the Company, regarding his/her disagreements with any employees of the Company, or regarding any matters that came to his/her attention during the course of his/her employment by the Company. Employee also agrees that he/she will not solicit or initiate any demand or request by others for any such disclosure of any such information.
          20. Employee agrees that he/she will not disclose the financial terms of this Agreement to any person, firm, corporation or other entity, except that Employee may disclose the financial terms to federal or state tax authorities, his/her attorneys, accountants, or family and, subject to the condition precedent that he deliver to the Company upon request a confidentiality agreement in customary form, if he/she is applying for credit, to the lenders involved. Notwithstanding the foregoing, if Employee shall be requested or required in a judicial, administrative or governmental proceeding to disclose the financial terms of this Agreement (whether by way of oral questions, interrogatories, requests for information or documents, subpoenas or similar process), Employee will notify the Company (attention of General Counsel) as promptly as possible of such request or requirement so that the Company may either seek an appropriate protective order or waive Employee’s compliance with the provisions of this paragraph. If, in the absence of such protective order or waiver, Employee is nevertheless, in the written opinion of Employee’s counsel, otherwise required to disclose the financial terms of this Agreement to any court, government agency or tribunal or else stand liable for contempt or

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suffer other censure or penalty, Employee may disclose such financial terms to such court, governmental agency or tribunal without liability hereunder.
          21. It is expressly understood and agreed that the payment(s) by the Company of the amounts set forth herein is being given to Employee in return for Employee’s agreements and covenants contained in this Agreement. Neither payment by the Company of the amounts set forth herein nor any term or condition contained in this Agreement shall be construed by either party at any time as an admission of liability or wrongdoing in any manner whatsoever.
          22. Employee agrees and acknowledges that in executing and delivering this Agreement, (a) he/she has done so freely and voluntarily; (b) that he/she was advised in this writing to consult with an attorney of his/her choice; (c) that he/she has had a reasonable opportunity to confer with legal counsel of his/her own choosing; (d) that he/she executed this Agreement with knowledge of all the material facts, and not as a result of any duress, concealment, fraud, or undue influence; (e) that he/she was advised that he/she would have at least [twenty-one or forty-five] days to consider this Agreement; (f) that it would become fully enforceable unless he/she revoked it in writing directed to the General Counsel of the Company within seven days of executing it; and (g) he/she will not receive any of the consideration provided for under this Agreement if he/she does not execute it or if he/she revokes it within the revocation period.
          23. In the event that any provision of this Agreement is found or deemed to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms hereunder.
          24. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous

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understandings between the parties hereto with regard to such subject matter (provided that provisions of the Employment Agreement that survive termination and which are not in conflict with the terms hereof shall continue to survive and be in effect regardless of this Agreement). This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein. The terms of the Agreement may not be modified, except in writing and signed by the party against whom the enforcement of any such modification may be sought.
          25. The parties understand and agree that this Agreement is solely for the purposes set forth herein, and does not constitute, and is not intended to constitute, a general policy of the Company in dealing with employee separations.
          26. All notices, consents, requests, instructions and other communications provided for herein shall be validly given, made or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid to:

Employee at:

Company at:	Time Warner Cable
Attention: General Counsel
290 Harbor Drive
Stamford, Connecticut 06902

Attention: Beth Wann
160 Inverness Drive West
Englewood, Colorado 80112
          27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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          28. Breach by Employee. Employee hereby expressly covenants and agrees that the Company will suffer irreparable damage in the event any provisions of Paragraphs 13, 14 or 15 are not performed or are otherwise breached and that the Company shall be entitled as a matter of right to an injunction or injunctions and other relief to prevent a breach or violation by Employee and to secure its enforcement of Paragraphs 13, 14 and/or 15. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.
          29. Resolution of Disputes. Except as provided for in Paragraph 28 above, the Company and the Employee agree that any claim, dispute, controversy or the like (collectively, the “Dispute”) arising out of or relating to this Agreement (including the Exhibit annexed hereto), including, without limitation, its validity or a breach thereof, shall be resolved by binding arbitration in accordance with the rules of the Commercial Tribunal of the American Arbitration Association (“AAA”). The Company and Employee expressly waive their rights, if any, to a trial of any such Disputes by a jury. The Company and Employee agree that (a) any Dispute shall be arbitrated by three neutral arbitrators who shall issue a written opinion and award, (b) the award may be vacated in the event of bias, corruption, fraud or where an arbitrator exceeds his/her powers, and (c) judgment upon the award may be entered in any court having jurisdiction thereof. Employee may choose to have the arbitration hearing take place in either Stamford, Connecticut, or New York City, New York. The Company agrees that if the Employee is the prevailing party in such arbitration, the Company shall pay the arbitrators’ fees and related AAA administrative costs.
          30. Unless earlier revoked, this Agreement shall be effective on the eighth day following its execution by the Employee.

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          31. Capitalized terms used but not defined herein are used as defined in the Employment Agreement.

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          IN WITNESS HEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

TIME WARNER CABLE, a division of
TIME WARNER ENTERTAINMENT COMPANY, L.P.

By:

Title:

EMPLOYEE

EMPLOYEE NOTARY

STATE OF	)
	)	ss.:
COUNTY OF	)
          On this                      day of                                , before me personally came                                         , to me known and known to me to be the person described herein and who executed the foregoing Separation Agreement and General Release, and he/she duly acknowledged to me that he/she executed the same.

Notary Public

My Commission Expires:

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Exhibit D
“Competitive Business Entity” shall mean (A) any Entity which is engaged in the United States, either directly or indirectly, in the ownership, operation or management of (i) any cable television system, open video system, direct broadcast system (DBS), SMATV system, pay-per-view system, multi-point distribution system (MDS or MMDS) or other multichannel television programming system (collectively “Systems”) in the United States; or (ii) any business of providing any local residential telecommunications, or any internet access or any other transport or network services for Internet Protocol based information; and (B) any federal, state or local authority empowered to grant, renew, modify or amend, or review the grant, renewal, modification or amendment of, or the regulation of, franchises to operate any System. Provided, however, that “Competitive Business Entity” shall not mean any cable television system operator which, at all times during the relevant period, has less than 500,000 subscribers and does not serve any area which is also served by a cable television system owned, operated or managed by the Company or its Affiliates.
All capitalized terms used herein shall have the meanings provided in the Amended and Restated Employment and Termination Agreement to which this Exhibit D is attached.

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